Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 31, 2024, on the financial statements of CompuSystems, Inc., which comprise the balance sheets as of December 31, 2023 and 2022, and the related statement of operations, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements, which appears in the Current Report on Form 8-K of Datavault AI Inc. filed on February 13, 2025.

/s/ BG Advisors CPA LTD.
Naperville, IL
February 21, 2025